EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

November 29, 1999

JDS Uniphase Corporation

210 Baypointe Parkway

San Jose, CA 95134

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by JDS Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on November 30, 1999 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 2,230,545 shares (the "Shares") of the Company's common stock, $.001 par value (the "Stock"), being offered by certain selling stockholders specified therein (the "Selling Stockholders").

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance to the Selling Stockholders of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP